Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Third Quarter Results,
Upwardly Revises 2016 Operating EPS Outlook,
Increases Fourth Quarter Cash Dividend 4.9%

COLUMBUS, Ga. - October 27, 2016 - Aflac Incorporated today reported its third quarter results.

Reflecting the stronger yen/dollar exchange rate, total revenues increased 13.4% to $5.7 billion during the third quarter of 2016, compared with $5.0 billion in the third quarter of 2015. Net earnings were $629 million, or $1.53 per diluted share, compared with $567 million, or $1.32 per share, a year ago.

Net earnings in the third quarter of 2016 included $25 million, or $.06 per diluted share, of after-tax net realized investment losses from securities transactions and impairments, compared with net after-tax losses of $72 million, or $.16 per diluted share, a year ago. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis were $122 million in the quarter, or $.30 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $40 million, or $.10 per diluted share. In addition, net earnings included an after-tax loss of $12 million, or $.03 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in the company’s investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations. Due to the unpredictable and uncontrollable nature of these reconciling items, the company does not calculate a GAAP equivalent of its forward-looking operating earnings guidance.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation, settlements of reinsurance retrocessions, and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the third quarter of 2016 was 102.37, or 19.3% stronger than the average rate of 122.15 in the third quarter of 2015. For the first nine months, the average exchange rate was 108.58, or 11.3% stronger than the rate of 120.81 a year ago. Aflac Japan’s growth rates in dollar terms for the third quarter and first nine months were magnified as a result of the stronger yen/dollar exchange rate.

Operating earnings in the third quarter were $748 million, compared with $672 million in the third quarter of 2015. Operating earnings per diluted share in the quarter increased 16.7% from a year ago to $1.82. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.15 for the third quarter. Excluding the impact from the stronger yen, operating earnings per diluted share increased 7.1%.

Results for the first nine months of 2016 were also magnified by the stronger yen. Total revenues were up 6.8% to $16.6 billion, compared with $15.6 billion in the first nine months of 2015. Net earnings were $1.9 billion, or $4.59 per diluted share, compared with $1.8 billion, or $4.14 per diluted share, for the first nine months of 2015. Operating earnings for the first nine months of 2016 were $2.2 billion, or $5.25 per diluted share, compared with $2.0 billion, or $4.60 per diluted share, in 2015. Excluding the positive impact of $.26 per share from the stronger yen, operating earnings per diluted share increased 8.5% for the first nine months of 2016.

Total investments and cash at the end of September 2016 were $128.9 billion, compared with $126.0 billion at June 30, 2016.

In the third quarter, Aflac repurchased $200 million, or 2.7 million shares, of its common shares. For the first nine months of the year, the company repurchased $1.2 billion, or 18.8 million of its common shares. At the end of September, the company had 29.6 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $22.8 billion, or $55.84 per share, at September 30, 2016, compared with $22.6 billion, or $54.98 per share, at June 30, 2016. Shareholders’ equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $6.1 billion, compared with a net unrealized gain of $6.4 billion at the end of June 2016. The annualized return on average shareholders’ equity in the third quarter was 11.1%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 18.3% for the third quarter of 2016, or 15.1%, excluding the impact of the yen on operating earnings.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income, net of reinsurance, increased 1.1% in the third quarter. Net investment income decreased 8.6%, as the stronger yen/dollar exchange rate significantly impacted the reporting results of our dollar-denominated income, with approximately 46% of Aflac Japan’s third quarter investment income dollar-denominated. Total revenues were down .5% in the third quarter. The pretax operating profit margin decreased in the third quarter to 20.7% from 21.9% in the prior year, reflecting the effect of the stronger yen and an increase in the benefit ratio in the quarter. Pretax operating earnings in yen decreased 6.4% on a reported basis and decreased .4% on a currency-neutral basis. For the first nine months of the year, net premium income in yen increased 1.0% and net investment income declined 5.2%. Total revenues in yen were unchanged, and pretax operating earnings were down 2.8%.

Aflac Japan’s growth rates in dollar terms for the third quarter were magnified as a result of the significantly stronger yen/dollar exchange rate. Net premium income increased 20.6% to $3.6 billion in the third quarter. Net investment income was up 9.1% to $661 million. Total revenues increased 18.7% to $4.3 billion. Pretax operating earnings increased 11.7% to $882 million. For the first nine months, net premium income was $10.2 billion, or 12.6% higher than a year ago. Net investment income increased 5.6% to $1.9 billion. Total revenues were up 11.5% to $12.1 billion. Pretax operating earnings were $2.6 billion, or 8.2% higher than a year ago.

In the third quarter, total new annualized premium sales decreased 16.2% to ¥26.5 billion, or $259 million. Third sector sales, which include cancer and medical products, increased 2.5% in the quarter. Total first sector sales, which include products such as WAYS and child endowment, decreased 54.0% in the quarter.

For the first nine months of the year, new annualized premium sales were down 1.4% to ¥87.9 billion, or $809 million. Third sector sales increased 5.0% in the first nine months of the year.

AFLAC U.S.

In the third quarter, Aflac U.S. net premium income increased 1.4% to $1.4 billion. Net investment income was up 1.7% to $176 million. Total revenues increased 1.4% to $1.5 billion. Reflecting continued favorable claim trends, the pretax operating profit margin was 20.9%, compared with 18.8% a year ago. Pretax operating earnings were $323 million, an increase of 12.4% for the quarter. For the first nine months, total revenues were up 2.1% to $4.6 billion and net premium income rose

1.9% to $4.1 billion. Net investment income increased 3.7% to $526 million. Pretax operating earnings were $946 million, 9.5% higher than a year ago.

Aflac U.S. total new annualized premium sales decreased 1.8% in the quarter to $324 million. For the first nine months of the year, total new sales were up .9% to $999 million.

DIVIDEND

The board of directors announced a 4.9% increase in the quarterly cash dividend, effective with the fourth quarter payment. The fourth quarter dividend of $.43 per share is payable on December 1, 2016, to shareholders of record at the close of business on November 16, 2016.

OUTLOOK

Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “From a financial perspective, Aflac Japan generated solid results in the third quarter and for the first nine months. As you may recall, last month at our Tokyo Analysts Briefing, we upwardly revised our annual third sector sales expectations from a range of down 3% to up 2% to a range of flat to up 5%. We are very pleased with third sector sales results for the quarter and the first nine months of the year. Aflac Japan generated a third sector sales increase of 2.5% for the quarter and 5% year to date, reflecting strong results despite facing difficult comparisons. However, I would remind you that the fourth quarter presents difficult comparisons. Long-term, we continue to believe the compound annual growth rate for third sector sales will be in the range of 4% to 6%. Turning to first sector sales, we are encouraged by the significant progress we’ve made with our actions to limit sales of our first sector products, especially given the negative to low interest rate environment in Japan. First sector sales decreased 54% in the quarter, which puts us well on our way to achieving our goal of decreasing first sector sales at least 50% in the second half of the year.

“From a financial perspective, Aflac U.S. produced strong performance in the third quarter and for the first nine months. While sales in the quarter were disappointing, I believe the measures we’ve taken to strengthen our sales infrastructure are laying the groundwork for better sales opportunities in the future. I would also remind you that fourth quarter sales - and particularly the last three weeks of the year - significantly influence our annual sales results. Therefore, it becomes increasingly challenging to project full-year sales, even after the first nine months. Taking all these factors into consideration, we believe Aflac U.S. will require a particularly strong fourth quarter in order to meet the lower end of our 3% to 5% targeted increase for 2016.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders. We believe our capital strength positions us to repatriate in the range of ¥120 to ¥150 billion for the calendar year 2016. We are on target to repurchase about $1.4 billion of our common stock in 2016, with $1.2 billion already repurchased during the first nine months.

“The board of directors’ action to increase the dividend by 4.9% demonstrates our commitment to reward our shareholders. This marks the 34th consecutive year of increasing our cash dividend. Our objective is to grow the dividend at a rate generally in line with the increase in operating earnings per diluted share before the impact of foreign currency translation.

“Having completed the first nine months of the year, I am pleased with the company’s overall results. We believe those results, combined with our outlook for the remainder of 2016, well-position Aflac for another year of solid financial performance. As we continue to focus on initiatives designed to drive future growth, our expectation is to increase spending in the fourth quarter, particularly related to promotional and IT initiatives. I am extremely pleased that we are upwardly revising our 2016 operating earnings per diluted share outlook from a range of $6.17 to $6.41 to a higher range of $6.40 to $6.60, both of which exclude the impact of the yen. If the yen averages ¥100 to ¥110 to the dollar for the fourth quarter, we would expect operating earnings, a non-GAAP measure, to be approximately $1.53 to $1.82 per diluted share in the fourth quarter, making full-year operating earnings per diluted share approximately $6.78 to $7.07 per diluted share.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For 10 consecutive years, Aflac has been recognized by Ethisphere as one of the World's

Most Ethical Companies. In 2016, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 18th consecutive year and included Aflac on its list of Most Admired Companies for the 15th time, ranking the company No. 1 in innovation for the insurance, life and health category for the second consecutive year. In 2015, Aflac’s contact centers were recognized by J.D. Power by providing “An Outstanding Customer Service Experience” for the Live Phone Channel. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Friday, October 28, 2016.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2016	2015	% Change
Total revenues	$5,716	$5,040	13.4%
Benefits and claims, net	3,378	2,927	15.4
Total acquisition and operating expenses	1,375	1,249	10.2
Earnings before income taxes	963	864	11.2
Income taxes	334	297
Net earnings	$629	$567	10.8%
Net earnings per share – basic	$1.54	$1.32	16.7%
Net earnings per share – diluted	1.53	1.32	15.9
Shares used to compute earnings per share (000):
Basic	408,519	428,735	(4.7)%
Diluted	411,140	431,102	(4.6)
Dividends paid per share	$.41	$.39	5.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2016	2015	% Change
Total revenues	$16,604	$15,553	6.8%
Benefits and claims, net	9,657	8,816	9.5
Total acquisition and operating expenses	4,033	3,985	1.2
Earnings before income taxes	2,914	2,752	5.9
Income taxes	1,006	949
Net earnings	$1,908	$1,803	5.8%
Net earnings per share – basic	$4.62	$4.17	10.8%
Net earnings per share – diluted	4.59	4.14	10.9
Shares used to compute earnings per share (000):
Basic	413,023	432,540	(4.5)%
Diluted	415,446	435,064	(4.5)
Dividends paid per share	$1.23	$1.17	5.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2016	2015	% Change
Assets:
Total investments and cash	$128,935	$104,900	22.9%
Deferred policy acquisition costs	9,759	8,451	15.5
Other assets	5,407	4,063	33.1
Total assets	$144,101	$117,414	22.7%
Liabilities and shareholders’ equity:
Policy liabilities	$105,556	$87,185	21.1%
Notes payable	5,765	4,968	16.1
Other liabilities	9,995	8,006	24.8
Shareholders’ equity	22,785	17,255	32.1
Total liabilities and shareholders’ equity	$144,101	$117,414	22.7%
Shares outstanding at end of period (000)	408,021	427,567	(4.6)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2016	2015	% Change
Operating earnings	$748	$672	11.3%
Reconciling items, net of tax:*
Realized investment gains (losses):
Securities transactions and impairments	(25)	(72)
Hedge costs related to foreign currency investments	(122)	(18)
Impact of other derivative/hedging activities	40	2
Other and non-recurring income (loss)	(12)	(17)
Net earnings	$629	$567	10.8%

Operating earnings per diluted share	$1.82	$1.56	16.7%
Reconciling items, net of tax:*
Realized investment gains (losses):
Securities transactions and impairments	(.06)	(.16)
Hedge costs related to foreign currency investments	(.30)	(.04)
Impact of other derivative/hedging activities	.10	—
Other and non-recurring income (loss)	(.03)	(.04)
Net earnings per diluted share	$1.53	$1.32	15.9%

* Reconciling items are calculated net of a 35% tax rate.

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2016	2015	% Change
Operating earnings	$2,182	$2,001	9.0%
Reconciling items, net of tax:*
Realized investment gains (losses):
Securities transactions and impairments	12	28
Hedge costs related to foreign currency investments	(182)	(39)
Impact of other derivative/hedging activities	(40)	(12)
Other and non-recurring income (loss)	(64)	(175)
Net earnings	$1,908	$1,803	5.8%

Operating earnings per diluted share	$5.25	$4.60	14.1%
Reconciling items, net of tax:*
Realized investment gains (losses):
Securities transactions and impairments	.03	.06
Hedge costs related to foreign currency investments	(.44)	(.09)
Impact of other derivative/hedging activities	(.10)	(.03)
Other and non-recurring income (loss)	(.15)	(.40)
Net earnings per diluted share	$4.59	$4.14	10.9%

* Reconciling items are calculated net of a 35% tax rate.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2016	Including Currency Changes	Excluding Currency Changes[2]
Net premium income[3]	14.6%	1.2%
Net investment income	7.3	—
Total benefits and expenses	14.0	.6
Operating earnings	11.3	2.2
Operating earnings per diluted share	16.7	7.1

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2016	Including Currency Changes	Excluding Currency Changes[2]
Net premium income[3]	9.6%	1.6%
Net investment income	5.2	.8
Total benefits and expenses	8.9	.9
Operating earnings	9.0	3.5
Operating earnings per diluted share	14.1	8.5

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

	2016 OPERATING EARNINGS PER SHARE[1] SCENARIOS

Full-Year Average Exchange Rate	Annual Operating EPS			% Growth Over 2015			Yen Impact
100	$7.24	-	7.44	17.5	-	20.8%	$.84
105	6.94	-	7.14	12.7	-	15.9	.54
110	6.75	-	6.95	9.6	-	12.8	.35
120.99[2]	6.40	-	6.60	3.9	-	7.1	—

1 A non-GAAP measure
2 Actual 2015 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant interest rate risk; concentration of business in Japan; limited availability of acceptable yen-denominated investments; failure to comply with restrictions on patient privacy and information security; foreign currency fluctuations in the yen/dollar exchange rate; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; ability to continue to develop and implement improvements in information technology systems; concentration of our investments in any particular single-issuer or sector; decline in creditworthiness of other financial institutions; ability to attract and retain qualified sales associates and employees; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; credit and other risks associated with Aflac's investment in perpetual securities; decreases in our financial strength or debt ratings; inherent limitations to risk management policies and procedures; extensive regulation and changes in law or regulation by governmental authorities; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; ability to effectively manage key executive succession; level and outcome of litigation; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; ongoing changes in our industry; loss of consumer trust resulting from events external to our operations; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com